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                                                                  EXHIBIT A(14)


                        BINDVIEW DEVELOPMENT CORPORATION

           AMENDMENT NO. 2 TO OFFER TO RESCIND THE EXCHANGE OF CERTAIN
                       OUTSTANDING OPTIONS FOR NEW OPTIONS
                               DATED JULY 15, 2003

 THE RESCISSION OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL EXPIRE:

                  AT 5:00 P.M., CENTRAL TIME, ON JULY 18, 2003

        (FOR INDIA RESIDENTS AT 5:00 P.M., PUNE TIME, ON JULY 18, 2003),

                UNLESS THE RESCISSION OFFER IS FURTHER EXTENDED.

         BindView Development Corporation ("BindView") is making a rescission offer to those employees of BindView and its subsidiaries who previously accepted the Exchange Offer. The rescission offer is being made upon the terms and subject to the conditions set forth in the Offer to Rescind the Exchange of Certain Outstanding Options for New Options, as amended by Amendment No. 1 and this Amendment No. 2 to the Offer to Rescind the Exchange of Certain Outstanding Options for New Options (the "Rescission Offer Document"), in the related Notice to Withdraw From the Exchange Offer form (the "Notice to Withdraw" or "Notice of Withdrawal form") and the Election Form And Cancellation Agreement (the "Election Form", and together with the Notice to Withdraw and the Rescission Offer Document, as they may be amended or supplemented from time to time, the "Rescission Offer").

         You are not required to accept the Rescission Offer, and withdrawal from the exchange is entirely voluntary. If you choose to accept the Rescission Offer, then BindView will return all of your Qualifying Old Options promptly upon the Rescission Offer Expiration Date. To accept the Rescission Offer, you must return the entire outstanding portion of each option grant you previously received in exchange for the corresponding Qualifying Old Options, if any, together with a properly completed Notice to Withdraw to BindView on or before 5:00 PM, Houston time, on July 18, 2003 or, if this Rescission Offer is extended, the date upon which such extension expires (the "Rescission Offer Expiration Date"). The Rescission Offer is hereby supplemented and amended as follows.

SUMMARY TERM SHEET :

1. The response to question 1. "Why Is BindView Making This Rescission Offer?" is amended to read, in its entirety, as follows:

                  "BindView has determined that in order to comply with the position of the Division of Corporation Finance of the Securities and Exchange Commission ("SEC") that compensatory exchange offers such as the Exchange Offer are subject to the issuer tender offer rules, it will conduct a rescission offer to each holder of a Qualifying Old Option who elected to exchange Qualifying Old


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         Options for a New Option in the Exchange by filing a Schedule TO with the SEC and distributing the disclosure required by the schedule to those holders and allowing them to withdraw their Qualifying Old Options previously returned to BindView pursuant to the Exchange at any time during the period from May 30, 2003 and the Rescission Offer Expiration Date. The SEC has advised the Company that the options offered in the Exchange Offer may have been offered in violation of the securities laws. If such determination is found to be true, the Company could be subject to an enforcement action brought by the SEC alleging a violation of the Exchange Act Rules 13e-4 and 14e-1. Such enforcement action could result in an injunction preventing the completion of the Company's Exchange Offer or in a fine in an amount up to $250,000. In addition, to the extent that you have sustained damages as a result of a fraudulent misrepresentation contained in the Exchange Offer, you may have a private right of action under the securities law for to a violation of Rule 14e-1, and although the courts are split, as a result of a violation of Rule 13e-4. This Rescission Offer does not bar you from exercising the rights available to you under the securities law."


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